Exhibit (2)(k)(1)

ELLINGTON CREDIT COMPANY

ADMINISTRATION AGREEMENT

This ADMINISTRATION AGREEMENT is hereby entered into as of April 1, 2025 (this “Agreement”) by and among Ellington Credit Company, a Delaware statutory trust (the “Company”), for itself and on behalf of each of the Company’s current and future Subsidiaries (as defined below), and Ellington Credit Company Administration LLC, a Delaware limited liability company (the “Administrator”).

W I T N E S S E T H:

WHEREAS, the Company operates as closed-end management investment company registered as such with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company desires to retain the Administrator to furnish administrative services to the Company on the terms and conditions hereinafter set forth, and the Administrator wishes to be retained to provide such services

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

ARTICLE I. APPOINTMENT

Section 1.01            Appointment. The Company hereby appoints the Administrator to act as administrator to the Company for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees to provide the administrative services herein described, for the compensation herein provided.

ARTICLE II. ADMINISTRATOR SERVICES

Section 2.01            Administrative Services. Subject to the supervision and the overall control of the Board of Trustees of the Company (the “Board”), the Administrator shall act as administrator of the Company, and furnish, or arrange for others to furnish, the administrative services, personnel and facilities necessary for the operation of the Company, for the period and on the terms and conditions set forth in this Agreement. Without limiting the generality of the foregoing, the Administrator shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, regulators and other persons in any other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities, instruments and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company. The Administrator shall be responsible for the financial and other records that the Company is required to maintain and shall prepare reports to shareholders, and reports and other materials filed with the SEC. The Administrator shall provide the Company with accounting services; shall assist the Company in determining and publishing the Company’s net asset value; shall oversee the preparation and filing of the Company’s tax returns; shall monitor the Company’s compliance with tax and other applicable laws and regulations; and shall prepare, and assist the Company with any audits by an independent public accounting firm of, the Company’s financial statements. The Administrator shall also be responsible for the printing and dissemination of reports to shareholders of the Company and the maintenance of the Company’s website; shall provide support for the Company’s investor relations; shall generally oversee the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others; and shall provide such other administrative services as the Company may from time to time designate. The services to be provided by the Administrator pursuant to this Section 2.01 may be delegated to one or more third-party service providers.

Section 2.02            Books and Records. The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder and, if required by the 1940 Act, will maintain and keep such books, accounts and records in accordance with the 1940 Act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act shall be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

Section 2.03            Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process, or otherwise by applicable law or regulation. For the avoidance of doubt, nothing in this provision shall be deemed to preclude disclosure of the terms of this Agreement in the Registration Statement or other filings with the U.S. Securities and Exchange Commission by the Company or Ellington Credit Company Management LLC, as the Company’s investment adviser, or any successor thereto (the “Adviser”).

Section 2.04            Advisory Services Not Exclusive. The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and each affiliate thereof is free to render services to others. It is understood that directors, officers, employees and shareholders of the Company are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.

ARTICLE III. COMPENSATION; ALLOCATION OF COSTS AND EXPENSES

Section 3.01            Compensation. In full consideration of the provision of the services of the Administrator, the Company shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel (for the avoidance of doubt, including wages, salaries, bonuses and related payroll expenses) and facilities hereunder.

Section 3.02            Allocation of Costs and Expenses. The Company shall bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Adviser pursuant to that certain Investment Advisory Agreement, dated as of April 1, 2025, by and between the Company and the Adviser. Costs and expenses to be borne by the Company include, but shall not be limited to, those relating to:

(a)	organizational and offering expenses (including without limitation out-of-pocket expenses, but not overhead or employee costs of the Adviser);

(b)	calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm);

(c)	direct costs and expenses of administration, including for legal, accounting and auditing services (including expenses of legal counsel to the Trustees who are not interested persons (as defined in the 1940 Act) of the Company or the Adviser), printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs;

(d)	taxes (including without limitation securities and commodities issuance and transfer taxes) and governmental fees (including without limitation fees payable by the Company to Federal, State or other governmental agencies and associated filing costs);

(e)	dues, fees, charges and expenses incurred in connection with membership in investment company organizations (including without limitation membership dues of the Investment Company Institute) or trade associations;

(f)	costs associated with distributing shareholder reports, proxy materials, prospectuses, stock certificates, distribution of dividends and/or other notices to shareholders, including printing costs and any other proxy voting expenses;

(g)	charges or distributions required to be paid to the Company’s custodians and sub-custodians, administrators and sub-administrators, registrars, depositories, transfer agents, dividend disbursing agents and dividend reinvestment plan agents (including under the custody, administration and other agreements);

(h)	fees and expenses associated with marketing and distribution efforts;

(i)	fees and expenses paid to agents and intermediaries for sub-transfer agency, sub-accounting and other shareholder services on behalf of shareholders of the Company held through omnibus and networked, record shareholder accounts;

(j)	payment for portfolio pricing services to a pricing agent, if any;

(k)	registration and filing fees of the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel);

(l)	fees and expenses of registering or qualifying securities of the Company federally or in the various states;

(m)	fees and expenses incident to qualifying and listing of the Company’s shares on any exchange;

(n)	postage, freight and other charges in connection with the shipment of the Company’s portfolio securities;

(o)	fees and expenses of Trustees who are not interested persons (as defined in the 1940 Act) of the Company or the Adviser and of any other trustees or members of any advisory board or committee who are not employees of the Adviser or any corporate affiliate of the Adviser;

(p)	salaries of shareholder relations personnel and/or fees and expenses associated with marketing, branding, advertising and shareholder relations efforts;

(q)	costs of shareholders meetings;

(r)	insurance (including without limitation insurance premiums on property or personnel (including without limitation officers and Trustees) of the Company which inure to its benefit and fidelity bond);

(s)	any and all fees, costs and expenses incurred in creating. implementing or maintaining third-party or proprietary software tools, programs or other technology for the benefit of the Company (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, general ledger or portfolio accounting systems and similar systems and services, including, without limitation, consultant, software licensing, data management and recovery services fees and expenses);

(t)	travel-related and other expenses for executive and administrative staff in connection with activities for the benefit of the Company;

(u)	interest payable on any debt incurred to finance the Company’s investments;

(v)	any interest or brokerage costs (including without limitation brokers’ commissions or transactions costs chargeable to the Company in connection with portfolio securities transactions to which the Company is a party);

(w)	the Company’s proportionate share of expenses related to co-investments;

(x)	all expenses incident to the payment of any dividend, distribution (including any dividend or distribution program), withdrawal or redemption, whether in shares or in cash;

(y)	amounts payable to third parties relating to, or associated with, evaluating, making and disposing of investments;

(z)	litigation and other extraordinary or non-recurring expenses (including without limitation legal claims and liabilities and litigation costs and any indemnification related thereto) (subject, however, to indemnification provisions of this Agreement);

(aa)	the compensation of the Company’s chief compliance officer and the salary of any compliance personnel of the Adviser and its affiliates who provide compliance-related services to the Company, provided such salary expenses are properly allocated between the Company and other affiliates, as applicable, and any costs associated with the monitoring, testing and revision of the Company’s compliance policies and procedures required by Rule 38a-1 under the 1940 Act, including costs, expenses or fees payable to third-parties;

(bbb)	the cost of any valuation services retained by the Company or the Adviser with respect to the Company’s assets (including engagement of such valuation service provider by the Adviser or its affiliates) and all other charges and costs of the Company’s operations;

(cccc)	fees and expenses incurred by the Adviser or the Company in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on its prospective investments or otherwise relating to, or associated with, evaluating and making investments; and

(ddddd)	all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, such as the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under this Agreement, including rent, office supplies, the fees and expenses associated with performing compliance functions, and the Company’s allocable portion of the costs of compensation and related expenses of the Company’s chief financial officer, chief operating officer and their respective support staff.

ARTICLE IV. EFFECTIVENESS, DURATION AND TERMINATION

Section 4.01            Effectiveness and Duration. This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by (a) the vote of the Board or the vote of a majority of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party.

Section 4.02            Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the Company upon not less than 60 days’ written notice or by the Administrator upon not less than 90 days’ written notice.

ARTICLE V. MISCELLANEOUS

Section 5.01            Limitation of Liability; Indemnification. To the full extent permitted by applicable law, the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any such person or entity or with the Administrator, including without limitation, its members) shall not be liable to the Company or its shareholders for any act or omission by the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any such person or entity or with the Administrator, including without limitation its members) in connection with the performance of any of its duties or obligations under this Agreement or otherwise acting as administrator for the Company, and the Company shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any such person or entity or with the Administrator, including without limitation, the Adviser, each of whom shall be deemed a third-party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Company. Notwithstanding the preceding sentence of this Article IV to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

Section 5.02            Administrator Personnel. The Administrator shall authorize and permit any of its directors, officers or employees who may be elected or appointed as directors or officers of the Company to serve in the capacities in which they are elected or appointed. Services to be furnished by the Administrator under this Agreement may be furnished through the medium of any of such directors, officers or employees. The Administrator shall make its directors, officers and employees available to attend meetings of the Board as may be reasonably requested by the Board from time to time. The Administrator shall prepare and provide such reports on the Company and its operations as may be reasonably requested by the Board from time to time.

Section 5.03            Amendment. This Agreement may be amended by mutual consent of the Company and the Administrator.

Section 5.04            Independent Contractor. Except as otherwise provided herein or authorized by the Board from time to time, the Adviser shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

Section 5.05            Disclaimer of Shareholder Liability. The Adviser understands that the obligations of the Company under this Agreement are not binding upon any Trustee or shareholder of the Company personally, but bind only the Company and the Company’s property. The Adviser represents that it has notice of the provisions of the Declaration of Trust of the Company disclaiming shareholder liability for acts or obligations of the Company.

Section 5.06            Definitions. The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the 1940 Act.

Section 5.07            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken altogether shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

Section 5.08            Governing Law, Jurisdiction, etc. This Agreement shall be governed by and construed in accordance with substantive laws of the State of New York without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control. The state and federal courts sitting within the State and County of New York shall be the sole and exclusive forums for any action or proceeding hereunder and the parties hereto consent to the jurisdiction thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.09            Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

Section 5.10            Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. Each party shall perform such further actions and execute such further documents as are necessary to effectuate the purpose of this Agreement.

Section 5.11            No Waiver. The failure of either party hereto to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

Section 5.12            Third-Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto and the Indemnified Parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.13            Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.14            Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at 53 Forest Ave, Old Greenwich, CT, 06830, Attention: Chief Executive Officer; with a copy to: Ellington Management Group, L.L.C. at 53 Forest Ave, Old Greenwich, CT, 06830, Attention: General Counsel; or (2) to the Company at 53 Forest Ave, Old Greenwich, CT, 06830, Attention: Chief Executive Officer, with a copy to: Ellington Management Group, L.L.C. at 53 Forest Ave, Old Greenwich, CT, 06830, Attention: General Counsel.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

ELLINGTON CREDIT COMPANY (for itself and each of its direct and indirect subsidiaries)

By:	/s/ Laurence E. Penn
	Name:	Laurence E. Penn
	Title:	Authorized Representative

THE ADMINISTRATOR:

ELLINGTON CREDIT COMPANY ADMINISTRATION LLC

By:	/s/ Laurence E. Penn
	Name:	Laurence E. Penn
	Title:	Authorized Representative